          Buffered Barrier Rebate Securities Linked to a Global Basket
               Global Equities |X| Bullish |X| Fee-Based Accounts

Indicative Terms as of June 1, 2009

CUSIP:                2515A0 ZS 5

Issuer:               Deutsche Bank AG, London Branch

Rating(1):            Moody's Aa1 / S&P A+

Maturity / Tenor:     18 Months

Basket:               S&P 500(R) Index, S&P Midcap 400(R) Index, Russell 2000(R)
                      Index and iShares(R) MSCI EAFE(R) Index Fund (each a Basket
                      Component and, collectively, the Basket Components)

Initial Basket
Level:                100

Basket Level:         100 x [1 + (S&P 500 Return x 40.00%) + (S&P MidCap 400
                      Return x 25.00%) + (Russell 2000 Return x 25.00%) +
                      (iShares MSCI EAFE Fund Return x 10.00%)], where S&P 500
                      Return, S&P MidCap 400 Return, Russell 2000 Return, and
                      iShares MSCI EAFE Fund Return are each the performance of
                      the respective Basket Components, expressed as a
                      percentage, from the respective Basket Component closing
                      level on the Trade Date to the respective Basket Component closing level on such trading day, including the Final
                      Valuation Date; subject to the Share Adjustment Factor, as applicable.

Ending Basket Level:  The Basket Level on the Valuation Date

Basket Return:        Ending Basket Level - Initial Basket Level
                      ------------------------------------------
                                  Initial Basket Level

Barrier Event:        A Barrier Event occurs if, on any trading day during
                      the Observation Period, the Basket Level is greater
                      than the Upper Barrier.

Observation Period:   The period of trading days on which there is no market
                      disruption event with respect to the Basket Components
                      commencing on (and including) the Trade Date to (and
                      including) the Final Valuation Date.

Buffer Amount:        15%

Upper Barrier:        135% - 145% (TBD on the Trade Date)

Rebate:               10.00%

Payment at Maturity:  At maturity, you will receive a cash payment, for each
                      $1,000 security face amount, of $1,000 plus the
                      Additional Amount, which may be positive or negative. In
                      no event will the Payment at Maturity be less than $150,
                      subject to the credit of the Issuer.

Additional Amount:    The Additional Amount paid at maturity per $1,000
                      security face amount will equal:

                      If a Barrier Event has not occurred and

                      |X|  the Ending Basket Level is greater than or equal to
                           the Initial Basket Level: $1,000 * Basket Return

                      |X|  the Ending Basket Level is less than the Initial
                           Basket Level and such decline is equal to or less
                           than the Buffer Amount: $0

                      |X|  the Ending Basket Level is less than the Initial
                           Basket Level and such decline is greater than the
                           Buffer Amount:

                              $1,000 * (Basket Return + Buffer Amount)

                      If a Barrier Event has occurred and

                      |X|  the Ending Basket Level is greater than or equal to
                           the Initial Basket Level: $1,000 * Rebate

                      |X|  the Ending Basket Level is less than the Initial
                           Basket Level and such decline is equal to or less
                           than the Buffer Amount: $1,000 * Rebate

                      |X|  the Ending Basket Level is less than the Initial
                           Basket Level and such decline is greater than the
                           Buffer Amount:

                         $1,000 * (Basket Return + Buffer Amount + Rebate)

Share                 As pertaining to the iShares(R) MSCI EAFE(R) Index Fund,
Adjustment            initially 1.0, subject to adjustment for the anti-dilution
Factor:               events

Discounts and         The Agents will not receive a commission in connection
Commissions:          with the sales of the Securities. Deutsche Bank Securities
                      Inc. may pay referral fees to other broker-dealers of up
                      to 0.50% or $5.00 per $1,000 security face amount.
                      Deutsche Bank Securities Inc. may pay custodial fees to
                      other broker-dealers of up to 0.25% or $2.50 per $1,000
                      security face amount. The Issuer will reimburse Deutsche
                      Bank Securities Inc. for such fees.

Agents:               Deutsche Bank Securities Inc. and Deutsche Bank Trust
                      Company Americas

----------------------------------------------------------------------
                   Best Case Scenario at Maturity
----------------------------------------------------------------------

If a Barrier Event does not occur and the Ending Basket Level is greater than the Initial Basket Level, investors receive at maturity their principal plus an amount equal to their principal multiplied by the Basket Return, subject to a maximum return of between 35% and
45% (TBD on the Trade Date).

                   Worst Case Scenario at Maturity
----------------------------------------------------------------------

If the Ending Basket Level is less than the Initial Basket Level, such decline is less than the Buffer Amount and a Barrier Event does not occur, you will lose an amount equal to 1% of the security face amount for each 1% decline in the Basket beyond the Buffer Amount.
If a Barrier Event does not occur you may lose up to 85% of your initial investment, subject to the credit of the Issuer.
|X|
                              Benefits
----------------------------------------------------------------------
|X|      Exposure to a global basket of equity indices
|X|      Potential participation in any positive Basket Return up to the Upper Barrier
|X|      Appropriate for investors who are moderately bullish and
         who are willing to lose up to 85% of their initial investment if the Basket declines

                                Risks
----------------------------------------------------------------------
|X|      The securities may underperform the Basket if a Barrier
         Event occurs
|X|      Various factors affect the value of the securities prior to maturity
|X|      Basket Components expose you to various risks including
         exchange rate risk and foreign markets risks, and your
         anti-dilution protection for changes to the iShares(R) MSCI EAFE(R)
         Index Fund is limited
|X|      Securities may return less than the principal at maturity
|X|      Investors should be willing and able to hold the securities to maturity
|X|      An investment in the securities is subject to the credit of the Issuer

                           Important Dates
----------------------------------------------------------------------

 Offering Period:.....................June 1, 2009 - June 25, 2009
 Trade Date:.........................................June 25, 2009
 Settlement Date:....................................June 30, 2009
 Final Valuation Date:...........................December 27, 2010
 Maturity Date:......................December 30, 2010 (18 Months)

(1) As of June 1, 2009. A credit rating is not a recommendation to buy, sell or hold the Securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG's Global Notes Program, Series A does not enhance, affect or address the likely performance of the Securities other than the ability of the Issuer to meet its obligations.

                ------------------------------------------------
                      NOT FDIC / NCUA INSURED OR GUARANTEED
                       MAY LOSE VALUE / NO BANK GUARANTEE
                                  NOT A DEPOSIT
                     NOT INSURED BY ANY FEDERAL GOVERNMENT
                ------------------------------------------------

Buffered Barrier Rebate Fact Sheet
DWS Structured Products
Return Scenarios at Maturity (Assumes an Upper Barrier of 140% and a Rebate of 10.00%)
If a Barrier Event Does Not Occur			If a Barrier Event Does Occur
Basket Return	Buffered Barrier Security Return	Payment at Maturity (per $1,000 invested)	Basket Return	Buffered Barrier Security Return	Payment at Maturity (per $1,000 invested)
-40.00%	-25.00%	$750.00	-40.00%	-15.00%	$850.00
-30.00%	-15.00%	$850.00	-30.00%	-5.00%	$950.00
-15.00%	0.00%	$1,000.00	-15.00%	10.00%	$1,100.00
-10.00%	0.00%	$1,000.00	-10.00%	10.00%	$1,100.00
0.00%	0.00%	$1,000.00	0.00%	10.00%	$1,100.00
10.00%	10.00%	$1,100.00	10.00%	10.00%	$1,100.00
15.00%	15.00%	$1,150.00	15.00%	10.00%	$1,100.00
30.00%	30.00%	$1,300.00	30.00%	10.00%	$1,100.00
40.00%	40.00%	$1,400.00	40.00%	10.00%	$1,100.00
This hypothetical scenario analysis does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the securities.  No representation is made that any trading strategy or account will, or is likely to, achieve similar returns to those shown above. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from this analysis.

Selected Risk Factors

MARKET RISK — The return on the securities at maturity, if any, is linked to the performance of the Basket Components and will depend on whether the Basket Level ever exceeds the Upper Barrier on any trading day during the Observation Period, the magnitude of the Basket Return, and if any decline in the Basket Level exceeds the Buffer Amount.

THE SECURITIES MAY PAY LESS THAN THE PRINCIPAL AMOUNT - You may receive a lower payment at maturity than you would have received if you had invested in the Basket Components, the component stocks underlying the Basket Components or contracts related to the Basket Components. If the Basket Level exceeds the Upper Barrier on any trading day during the Observation Period, the Ending Basket Level is less than the Initial Basket Level, and the Basket Level decrease is greater than the Buffer Amount at maturity, the securities will not guarantee any return in excess of a payment of $250.00 per $1,000 security face amount. If the Basket Level does not exceed the Upper Barrier on any trading day during the Observation Period, the Ending Basket Level is less than the Initial Basket Level, and the Basket Level decrease is greater than the Buffer Amount, the securities will not guarantee any return in excess of $150.00 per $1,000 security face amount.

THE BARRIER FEATURE WILL LIMIT YOUR RETURN ON THE SECURITIES AND MAY AFFECT YOUR PAYMENT AT MATURITY - Your investment in the securities may not perform as well as an investment in a security with an uncapped return based solely on the performance of the Basket Components.

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS - As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Basket Components would have.

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY - Certain built-in costs, such as our estimated cost of hedging, are likely to adversely affect the value of the securities prior to maturity. You should be willing and able to hold your securities to maturity.

OUR RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET COMPONENTS OR THE MARKET VALUE OF THE SECURITIES - We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such research, opinions or recommendations could affect the level of the Basket Components or the market value of the securities.

COUNTERPARTY RISK - The payment of amounts owed to you under the securities is subject to the Issuer’s ability to pay. Consequently, you are subject to counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

POTENTIAL CONFLICTS - We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

LACK OF LIQUIDITY - The securities will not be listed on any securities exchange.

NON-U.S. SECURITIES MARKETS RISKS - The stocks included in the index replicated by the iShares® MSCI EAFE® Index Fund are issued by foreign companies in foreign securities. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks.

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES - In addition to the Basket Level on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER - Price movements in the Basket Components may not correlate with each other. Therefore, in calculating the Basket Return, increases in the level of one or more of the Basket Components may be moderated, offset or more than offset by lesser increases or declines in the levels of the other Basket Components.

CURRENCY MARKETS MAY BE HIGHLY VOLATILE - The securities are subject to currency exchange risk through their exposure to the performance of the iShares® MSCI EAFE® Index Fund, which measures the performance of foreign stocks that are then converted into U.S. dollars. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies.

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR - Significant aspects of the U.S. federal income tax treatment of the securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying term sheet.

See “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement for additional information.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this fact sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents including term sheet No. 666AQ  and the product supplement relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement, term sheet No. 666AQ and this fact sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-137902
June 1, 2009      R-9899-1 (02/09)